Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Emulex Corporation:

We consent to the use of our reports dated August 30, 2012, with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of July 1, 2012 and July 3, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended July 1, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 1, 2012, incorporated herein by reference.

/s/ KPMG LLP
Irvine, California
February 1, 2013